EXHIBIT 99.9

CONSENT OF MILBANK LLP

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated February 14, 2020 to the prospectus dated December 10, 2018 relating to securities issued pursuant to Registration Statement No. 333-225889 of Export Development Canada.

/s/ Milbank LLP
Milbank LLP

February 21, 2020